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                                                               November 19, 2004


Stein Roe Growth Stock Fund, Variable Series
c/o SteinRoe Variable Investment Trust
One Financial Center
Boston, Massachusetts 02111

Ladies and Gentlemen:

We consent to the filing of a form of legal opinion our firm expects to deliver in connection with the proposed combination of Stein Roe Growth Stock Fund, Variable Series, a Series of SteinRoe Variable Investment Trust (the "Trust") with Liberty Equity Fund, Variable Series, a series of Liberty Variable Investment Trust, with and as part of the Registration Statement of the Trust on Form N-14 and to the references to our firm in the related prospectus/proxy statement under the caption "Federal Income Tax Consequences."


                                                    Very truly yours,

                                                    /s/ Ropes & Gray LLP

                                                    Ropes & Gray LLP